EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) between Michael D. Watford (“Watford”), Ultra Petroleum Corp. (the “Company”), a Yukon Territories Corporation and each of the Company’s subsidiaries: UP Energy Corporation, Ultra Resources, Inc. and Sino-American Energy Corporation, all having their principal place of business at 363 N. Sam Houston Parkway East, Suite 1200, Houston, Texas 77060, is effective as of February 1, 2007.
WHEREAS, Watford and the Company have previously entered into an Employment Agreement dated effective as of February 1, 2004 (the “2004 Agreement”);
WHEREAS, Watford and the Company desire that this Agreement will supersede the 2004 Agreement and the 2004 Agreement shall no longer be in force and effect;
WHEREAS, Watford is being employed as Chairman, Chief Executive Officer (“CEO”) and President of the Company and each of the Company’s subsidiaries;
WHEREAS, the Company believes it to be to their advantage to ensure Watford continues to render services as hereinafter provided for the Company;
NOW, THEREFORE, in consideration of the mutual covenants and obligations herein contained, it is mutually agreed between the parties hereto as follows:
1.	Employment and Term. The Company hereby agrees to continue to employ Watford and Watford hereby agrees to serve as the Chairman, CEO and President of the Company and each of the Company’s subsidiaries. The term of this Employment Agreement shall be effective as of the date first above written and shall terminate three (3) years from such date (the “Initial Term”), unless earlier terminated as hereinafter provided. After the Initial Term of Watford’s employment, such employment shall be automatically extended for successive one-year periods, unless earlier terminated as hereinafter provided or upon ninety (90) days advance notice by the Board of Directors of the Company (the “Company Board”) to Watford of its intention to not renew. For each such extension, the terms of employment shall be subject to approval by the Company Board and agreed to by Watford. If agreement cannot be reached, or in the event that the Company elects not to renew this Employment Agreement, Ultra Resources, Inc. (“Resources”) shall pay Watford in accordance with the provisions of Section 4.

2.	Position and Responsibilities. Watford shall serve as Chairman, CEO and President of the Company and each of the Company’s subsidiaries. Watford shall have the authority, power and duty to manage the business and affairs of the Company (subject to the provisions of applicable law) and shall have such other obligations, duties, authority and power to do all acts and things as are customarily done by a person holding the same or equivalent position or performing duties similar to those to be performed by Watford in corporations of similar size as the Company and shall perform such managerial duties and responsibilities for the Company as may be assigned to him by the Company Board and, at no additional remuneration, shall serve in such other comparable positions with affiliates and associates of the Company as the Company Board may from time to time designate.

3.	Compensation.
A.	In consideration of the services to be provided by Watford, the Company and each of the Company’s subsidiaries will pay Watford a salary of $600,000 per annum. Such salary shall be payable in conformity with the Company’s prevailing practice for executives’ compensation as such practice shall be established or modified from time to time. This salary shall be reviewed annually by the Compensation Committee of the Company Board, who will recommend appropriate increases, if any, to the Company Board for approval. Such increases shall be based on Watford’s performance and then-current market conditions for comparable positions.

B.	Salary payments shall be subject to all applicable withholding, payroll and other taxes.

C.	Reference is hereby made to that certain Long-Term Incentive Plan adopted by the Company and currently in effect under which key employees, including Watford, are given the opportunity to share in the long-term performance of the company. Any long-term incentive plan adopted by the Company in the future shall be at least as beneficial to Watford as is the current Long-Term Incentive Plan. The applicable performance targets, goals and reward levels of any incentive compensation plans to be adopted by the Company shall be proposed by Watford to the Compensation Committee for their review and recommendation to the Company Board for approval. All incentive compensation awards shall be subject to all applicable federal and state withholding, payroll and other taxes.

D.	Resources will provide Watford with an automobile (the “Automobile”) for use by Watford in connection with his performance of his duties under this Agreement. Watford may also use the Automobile for reasonable personal use. Watford agrees to pay all operating costs of the Automobile, and the Company agrees to reimburse to Watford the actual operating costs (including without limitation costs of insurance and registration) of the Automobile upon the submission by Watford to the Company of receipts evidencing such operating costs. Watford shall be provided with a new Automobile every two years.

E.	Watford shall be entitled to reimbursement of reasonable business expenses incurred while performing his duties for the Company.

F.	Watford shall be entitled to participate in and to receive all rights and benefits under any life insurance, disability, medical and dental, health and accident plans or plans as may be implemented by Resources under the terms of this Agreement.

Watford shall also be entitled to participate in and to receive all rights and benefits under any program adopted by Resources or the Company for any group of senior employees of the Company, including without limitation, the rights and benefits under the directors’ and officers’ liability insurance currently in place under the Company’s insurance program for the directors and officers of the Company.

G.	Watford shall be entitled to paid vacation during each full year of his employment hereunder in accordance with the vacation policy adopted by the Company, but shall not take more than ten (10) consecutive business days at any given time. Such vacations shall be taken at such times as are consistent with the reasonable business needs of the Company.
4.	Termination. The company shall be entitled to terminate this Agreement and Watford’s employment with the Company, subject to Sections 4.B, 4.C, 4.D, 4.E, 4.G and 4.H, at any time and for whatever reason; or at any time for just cause by written notice to Watford. Termination of Watford’s employment by the Company shall be deemed to have been for “just cause” if such Termination is for one or more of the following reasons: (i) the willful failure or refusal of Watford to render services to the Company in accordance with his obligations under this Employment Agreement, which failure or refusal remains uncured and continuing for a period of not less than 30 days after written notice detailing the situation is given by the Company to Watford; (ii) the commission by Watford of an act of fraud or embezzlement against the Company or the commission by Watford of any other action which is materially and demonstrably injurious to the Company; or (iii) Watford has been convicted of a felony. In the event that Watford’s employment is terminated for any such reason, Watford shall be entitled to no severance or other termination benefit.
A.	Watford shall be entitled to terminate this Agreement and his employment with the Company within, but not after two years following, any of the following events (a “Terminating Event”, or collectively, the “Terminating Events”): (i) Watford is assigned any responsibilities or duties materially inconsistent with his position, duties, responsibilities and status with the Company as of the date of this Agreement, as the same may be augmented pursuant to Section 2 hereof, or his title or offices as of the date of this Agreement, as the same may be augmented pursuant to Section 2 hereof, are materially changed; (ii) there is a Change of Control of the Company; (iii) the Company fails to continue to provide Watford with the level of compensation to which he is entitled as of the date of this Agreement, or with any benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership or purchase plan in which Watford was entitled to participate as of the date of this Agreement, or the Company takes any action which does or may adversely affect Watford’s participation in, or materially reduce his rights or benefits under or pursuant to any such plan, or the failure by the Company to increase or improve such rights or benefits on a basis consistent with practices in effect prior to the date of this Agreement with respect to the senior executives of the Company generally, whichever is more favorable to Watford; (iv) the Company requires Watford to relocate to any city or community other than the City of Houston, Texas, except for required travel on the Company’s business to an extent substantially consistent with Watford’s business obligations under this agreement; or (v) there is any material breach by the Company of any provision in this Agreement.
“Change in Control” shall mean any of the following:
(1)	any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the common stock of the Company would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of the common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

(2)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

(3)	any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(4)	the cessation of control (by virtue of their not constituting a majority of directors) of the Company Board by the individuals (the “Continuing Directors”) who (x) at the date of this Agreement were directors or (y) become directors after the date of this Agreement and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Agreement or whose election or nomination for election was previously so approved; or

(5)	(A) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Beneficial Ownership”)) of an aggregate of 20% of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under such Act) who Beneficially Owned less than 10% of the voting power of the Company’s outstanding voting securities on the date hereof, (B) the acquisition of Beneficial Ownership of an additional 5% of the voting power of the Company’s outstanding voting securities by any person or group who Beneficially Owned at least 10% of the voting power of the Company’s outstanding voting securities on the date hereof, or (C) the execution by the Company and a stockholder of a contract that by its terms grants such stockholder (in its, her or his capacity as a stockholder) or such stockholder’s Affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933 (an “Affiliate”)) including, without limitation, such stockholder’s nominee to the Board of Directors (in its, her or his capacity as an Affiliate of such stockholder), the right to veto or block decisions or actions of the Board of Directors; provided, however, that notwithstanding the foregoing, the events described in items (A) or (B) above shall not constitute a Change in Control hereunder if the security holder is any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors.

(6)	subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.
B.	Subject to Sections 4.G and 4.H, if an agreement cannot be reached as to the terms of any extension of this Agreement, or in the event that the Company elects not to renew this Employment Agreement at the end of the Initial Term or any extended term, Watford shall be entitled to receive from the Company, within 30 days after the date of termination, a one-time severance payment equal to the sum of the following: (i) 100% of Watford’s salary for the 12 months immediately preceding the termination, plus (ii) an amount equal to the most recent annual bonus paid to Watford, less any withholdings or deductions required by law.

C.	Subject to Sections 4.G and 4.H, the termination by the Company of this Agreement and Watford’s employment with the Company other than for just cause, or the termination by Watford of this Agreement and Watford’s employment for any Terminating Event other than a Change of Control, shall entitle Watford to receive from the Company, within 30 days after the date of termination, a one-time severance payment equal to the sum of the following (i) 100% of Watford’s salary for the 12 months immediately preceding the termination, plus (ii) an amount equal to the most recent annual bonus paid to Watford, less any withholdings or deductions required by law.

D.	Subject to Sections 4.G and 4.H, the termination by either Watford or the Company of this Agreement and Watford’s employment with the Company following a Change of Control shall entitle Watford to receive from the Company, within 30 days after the date of termination, a one-time severance payment equal to two and a half (2.5) times the sum of the following: (i) 100% of Watford’s salary for the 12 months immediately preceding the termination, plus (ii) an amount equal to the most recent annual bonus paid to Watford, less any withholdings or deductions required by law.

E.	Notwithstanding any contrary provision herein or in any benefit plan then in effect, upon the termination by the Company of this Agreement and Watford’s employment with the Company for any reason other than for just cause, or upon the termination by Watford of this Agreement and Watford’s employment for a Terminating Event, all stock options theretofore awarded to Watford which have not previously vested shall vest immediately in full; provided, however, that upon a Change in Control, all outstanding Best In Class stock awards shall become 150% vested, and awards payable under the Long-Term Incentive Plan shall vest and be payable at the maximum award level.

F.	The parties agree that, because there can be no exact measure of the damages which would occur to Watford as a result of the termination of his employment, such payments which are contemplated in Section 4.B, 4.C and 4.D shall be deemed to constitute liquidated damages and not a penalty and the Company agrees that Watford shall not be required to mitigate his damages.

G.	In addition to the payments required to be made pursuant to Section 4.B, 4.C and 4.D., upon termination of this Agreement by the Company pursuant to Section 4 or by Watford pursuant to Section 4.A or 4.I, the salary otherwise payable to and earned by Watford shall be prorated to the date of termination and shall become due and payable within 30 days after the date of termination and all other forms of compensation payable to Watford pursuant to Section 3 shall, except as expressly provided herein, in any Schedule hereto or in any benefit plan, terminate on the date of the termination. As expeditiously as possible after the termination, the Company shall pay or reimburse Watford for all reasonable business expenses incurred prior to the termination. Notwithstanding any contrary provision herein or in any benefit plan then in effect, unless his employment is terminated for just cause, Watford shall have a period of one year from the date of termination to exercise any stock options that have been awarded and vested to him as of the date of termination, provided that in the event all outstanding options of the Company are cancelled in connection with an extraordinary corporate transaction, Watford shall be given the same opportunity to exercise his stock options as is given to each other option holder prior to cancellation of his options; and further provided that the Company shall continue to make available to Watford the benefits set forth in Section 3.F. herein for a period of not less than 24 months, provided that such benefits shall cease upon Watford obtaining re-employment with group benefits at least as favorable to Watford; and further provided that the Company shall, within thirty (30) days of the date of termination, transfer title ownership of the Automobile, free and clear of any liens thereon, with the understanding that Watford shall be responsible for ongoing operating expenses for said Automobile thereafter. The Company shall also pay all indemnity payments as set forth in this Agreement, and all legal fees and expenses incurred by Watford as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

H.	Limitation on Payments.
(1)	If any of the payments or benefits received or to be received by Watford in connection with a Change of Control or Watford’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change of Control or any person affiliated with the Company or such person) (such payments or benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) of the Internal Revenue Code of 1986 (the “Code”), the Company shall pay to Watford an additional amount (the “Gross-up Payment”) such that the net amount retained by Watford, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-up Payment, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, Watford shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the residence of Watford on the date of the termination of Watford’s employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(2)	All determinations required to be made under this Section 4.H, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the independent accounting firm which the Change or Control, Watford may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder), by giving written notice of such appointment to the Company within five (5) business days after the date of the termination of Watford’s employment. All fees and expense of the Accounting Firm shall be borne solely by the Company and it shall be the Company’s obligation to cause the Accounting Firm to take actions required hereby.

If the Accounting Firm determines that no Excise Tax is payable by Watford, it shall furnish Watford with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4.H(3) and Watford thereafter is required to make a Payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Watford.

(3)	Watford shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Watford knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is required to be paid. Watford shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Watford in writing prior to the expiration of such period that it desires to contest such claim, Watford shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim,

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)	cooperate with the Company in good faith in order to effectively contest such claim, and

(iv)	permit the Company to participate in any proceedings relating to such claim,

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Watford harmless on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of cost and expenses. Without limitation on the foregoing provisions of this Section 4.H(3), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Watford to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner, and Watford agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Watford to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Watford, on an interest-free basis and shall indemnify and hold Watford harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Watford with respect to such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Watford shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
(4)	If, after the receipt by Watford of an amount advanced by the Company pursuant to Section 4.H.(3), Watford becomes entitled to receive any refund with respect to such claim, Watford shall (subject to the Company’s complying with the requirements of Section 4.H.(3)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Watford of an amount advanced by the Company pursuant to Section 4.H.(3), a determination is made that Watford shall not be entitled to any refund with respect to such claim and the Company does not notify Watford in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
I.	Notwithstanding anything to the contrary herein, Watford shall be entitled to terminate this Agreement and his employment with the Company at his pleasure upon sixty (60) days written notice to such effect. In such event, Watford shall not be entitled to any further compensation except as set forth in Section 4.G. The Company acknowledges and agrees that the Company shall have no remedy against Watford, in law or otherwise, upon the termination of this Agreement and Watford’s employment with the Company in accordance with this Section 4.I.
J.	In the event that Watford’s employment with the Company as described herein is terminated for whatever reason, Watford will also resign from the Company Board and the Boards of all its subsidiaries, effective on the date of termination.

K.	Notwithstanding the termination of this Agreement under Section 4, the provisions of Sections 4, 10, 11 and 12 shall survive such termination and be continuing thereafter, as shall all other provisions hereof which by their terms are to be performed following termination hereof.
6.	Confidentiality and Non-Solicitation.
A.	Acknowledgment. Watford agrees and acknowledges that in the course of rendering services to the Company and its subsidiaries he will have access to and will become acquainted with confidential information about the professional, business and financial affairs of the Company, the Company’s direct or indirect subsidiaries (for purpose of Section 6, herein, the term Company shall include any of the Company’s direct or indirect subsidiaries), and the Company’s strategy and procedures, and may have contributed to or may in the future contribute to such information. Watford further recognizes that he is employed as a key employee, the Company is engaged in a highly competitive business, and that the success of the Company in the marketplace depends upon its good will and reputation, its innovative, aggressive, cutting-edge and/or novel methods of exploiting oil and gas reserves, and the marketing of such oil and gas. Watford recognizes that in order to guard the legitimate interest of the Company it is necessary for the Company to protect all such confidential information, good will and reputation.

B.	Proprietary Information. In the course of his service to the Company, Watford may have access to and may help create confidential information, including, but not limited to: the identity of proposed transactions or the parties thereto, the status of negotiations concerning proposed transactions, results of drilling or exploration, forecasts, budgets, pricing information, Company developed methods of operation, oil and gas marketing and risk management strategies and procedures, specialized know-how developed by the Company, business documents or information, marketing data, trade secrets, personnel roster, including the identity, qualifications and/or salary scale of any consultant or other Company employee, and other information generated by the Company or arising in connection with the Company’s business the disclosure of which would give an advantage to the Company’s competitors. Such information shall hereinafter be called “Proprietary Information” and shall include any and all items enumerated in the preceding sentence which come within the scope of the business activities of the Company as to which Watford has had or may have access, whether previously existing, now existing or arising hereafter, whether or not conceived or developed by others or by Watford alone or with others during the period of his service to the Company, and whether or not conceived or developed during regular working hours. “Proprietary Information” shall not include (a) any information which is in the public domain during the period of service by Watford, provided such information is not in the public domain as a consequence of disclosure by Watford in violation of this Agreement or by any other person who was contractually obligated not to disclose such information and (b) any information not considered confidential information by similar enterprises operating in the oil and gas industry.

C.	Fiduciary Obligations. Watford agrees and acknowledges that Proprietary Information belongs solely to the Company and is of critical importance to the Company and that a use or disclosure of the Proprietary Information in violation of this Section 6 may seriously and irreparably impair and damage the Company’s businesses. Watford therefore agrees, while he is an employee of the Company and at all times thereafter, (a) to keep all Proprietary Information in a fiduciary capacity for the sole benefit of the Company and (b) not to use the Proprietary Information for the benefit of Watford or any other person or entity.

D.	Non-Disclosure. Watford shall not disclose, directly or indirectly (except as required by law), any Proprietary Information to any person other than (a) the Company, (b) employees of the Company that Watford reasonably believes have been authorized to receive such information, (c) such other persons to whom Watford has been instructed to make disclosure by the Company Board, or (d) Watford’s counsel so long as such counsel agrees to keep all Proprietary Information confidential (in the case of clause (b) only to the extent required in the course of Watford’s service to the Company). At the termination of employment hereunder, Watford shall deliver to the Company all notes, letters, documents and records which may contain Proprietary Information which are then in his possession or control and shall not retain or use any copies or summaries thereof.

E.	Non-Solicitation of Employees. Watford further agrees that during the period commencing on the date hereof and continuing until the first anniversary of the termination of Watford’s employment by the Company, he will not directly or indirectly, solicit the employment or engagement as a consultant of any person who was an employee of or a consultant to the Company at any time during the last twelve months of Watford’s employment with the Company, or hire such employee or engage as a consultant any such person, unless in each case Watford obtains the prior written consent of the Company.
7.	Consent and Waivers by Third Parties. Watford hereby represents and warrants that he has obtained all necessary waivers and/or consents from third parties as to enable him to accept employment with the Company on the terms and conditions set forth herein and to execute and perform this Employment Agreement without being in conflict with any agreement, obligations or understanding with any such third party.

8.	Waivers and Modifications. This Employment Agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in accordance with this Section 8. No modification or waiver by the Company shall be effective without the consent of at least a majority of the Compensation Committee of the Company Board then in office at the time of such modification waiver. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Employment Agreement. This Employment Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

9.	Governing Law. This Employment Agreement shall be construed in accordance with the laws of the State of Texas.

10.	Severability. In case any one or more of the provisions contained in this Employment Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such an invalidity or unenforceability shall not affect any other provision of this Employment Agreement, but the Employment Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11.	Intellectual Property. Watford shall hold in trust for the benefit of the Company, and shall disclose promptly and fully to the Company in writing, and hereby assigns, and binds his heirs, executors, and administrators to assign, to the Company any and all inventions, discoveries, ideas, concepts, improvements, copyrightable works, and other developments (the “Developments”) conceived, made, discovered or developed by him, solely or jointly with others, during the term of his employment by the Company, whether during or outside of usual working hours and whether on the Company’s premises or not, that relate in any manner to the past, present or anticipated business of the Company or any subsidiary. All works of authorship created by Watford, solely or jointly with others, shall be considered works made for hire under the Copyright Act of 1976, as amended, and shall be owned entirely by the Company. Any and all such Developments shall be the sole and exclusive property of the Company, whether patentable, copyrightable, or neither, and Watford shall assist and fully cooperate in every way, at the Company’s expense, in securing, maintaining, and enforcing, for the benefit of the Company or its designee, patents, copyrights or other types of proprietary or intellectual property protection for such Developments in any and all countries. Within one year following the term of this Agreement and without limiting the generality of the foregoing, any Development of Watford relating to any subject matter on which Watford worked or was informed during this employment by the Company shall be conclusively presumed to have been conceived and made prior to the termination of his employment (unless Watford clearly proves that such Development was conceived and made following the termination of his employment), and shall accordingly belong and be assigned to the Company and shall be subject to this Agreement.

12.	Indemnification.
(a)	Indemnity. If Watford was, is or becomes a party to or a witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim (defined below) by reason of (or arising in part out of) an Indemnifiable Event (defined below), the Company shall indemnify Watford to the fullest extent permitted by law, as soon as practicable but in any event not later than thirty days after written demand is presented to the Company, against any and all Expenses (defined below), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges actually incurred and paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement) of such Claim. If so requested by Watford, the Company shall advance (within two business days of such request) any and all expense to Watford (an “Expense Advance”); provided, however, that the Company may require Watford first to deliver to the Company an undertaking by or on behalf of Watford to repay such Expense Advance if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

(b)	Conditions. Notwithstanding the foregoing, (i) the obligations of the Company under Section 12(a) shall be subject to the condition that the Reviewing Party (defined below) shall not have determined (in a written opinion, in any case in which the special, independent counsel referred to in Section 12(c) hereof is involved) that Watford would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an Expense Advance pursuant to Section 12(a) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determined that Watford would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Watford (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Watford commences legal proceedings in a court of competent jurisdiction to secure a determination that Watford should be indemnified under applicable law, any determination made by the Reviewing Party that Watford would not be permitted to be indemnified under applicable law shall not be binding and Watford shall not be required to reimburse the Company of any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). If there has been no determination by the Reviewing Party, or if the Reviewing Party determines that Watford substantively would not be permitted to be indemnified in whole or in part under applicable law, Watford shall have the right to commence litigation in any court in the State of Texas having subject mater jurisdiction thereof and in which venue is proper seeking an initial determination by the court to challenge any such determination by the Reviewing Party or any aspect thereof, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Watford.

(c)	Independent Counsel. If the determination of entitlement to indemnification is to be made by Independent Counsel (defined below), the Independent Counsel shall be selected as provided in this Section 12(c). The Independent Counsel shall be selected by the majority vote of a quorum of Disinterested Directors (defined below), and the Company shall give written notice to Watford advising him of the identity of the Independent Counsel so selected. Watford may, within seven days after receipt of the written notice, deliver to the Company a written objection to the selection. His objection may be asserted only on the grounds that the Independent Counsel so selected does not meet the requirements of Independent Counsel as defined in Section 12(h) below, and the objection shall set forth with particularity the factual basis of the assertion. If written objection is made, the Independent Counsel so selected shall be disqualified. If within twenty (20) days after submission by Watford of a demand for indemnification pursuant to Section 12(a) of this Agreement, no Independent Counsel shall have been selected, or if selected shall have been objected to, in accordance with this Section 12(c), either the Company or Watford may petition a court of competent jurisdiction in the State of Texas for the appointment as Independent Counsel of a person selected by the court or by any other person that court shall designate, and the person so appointed shall act as Independent Counsel. The Company shall pay all reasonable fees and expense incident to the procedures of this Section 12(c), regardless of the manner in which the Independent Counsel was selected or appointed. The Company shall pay the reasonable fees and expenses of the Independent Counsel and shall indemnify fully the Independent Counsel against any and all expenses (including attorneys’ fees) claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(d)	Claim. “Claim” shall mean any threatened, pending or completed action, suit or proceeding, any inquiry or investigation, or any appeal therefrom whether conducted by the Company or any other party, that Watford in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.

(e)	Indemnifiable Event. “Indemnifiable Event” shall mean any event or occurrence related to the fact that Watford is or was serving the Company in some capacity, including, without limitation, as a director, officer, employee, agent (including trustee) or fiduciary of the Company or of another corporation, partnership, joint venture, trust or other enterprise, or by reason of anything done or not done by Watford in any such capacity.

(f)	Expenses. “Expenses” shall include attorneys’ fees and all other costs, expenses and obligations actually incurred and paid in connection with investigating,

defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim relating to any Indemnifiable Event.

(g)	Reviewing Party. “Reviewing Party” shall mean a quorum of the Board of Directors consisting of Disinterested Directors or, if such a quorum is not obtainable or if such a quorum so directs, Independent Counsel. Any decision by such a quorum must be by a majority vote of the quorum.

(h)	Independent Counsel. “Independent Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of Delaware corporate law and neither is, nor in the past five years has been, retained to represent the Company or Watford in any matter material to either such party or any other party to the Claim relating to an Indemnifiable Event. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Watford in an action to determine Watford’s rights under this Agreement.

(i)	Disinterested Director. “Disinterested Director” shall mean a director of the Company who is not and was not at any time a party to a Claim relating to an Indemnifiable Event.
13.	Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Watford’s termination of employment with the Company Watford is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Watford) until the date that is six months following Watford’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Watford hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company’s Board of Directors, that does not cause such an accelerated or additional tax.
14.	Guaranty. The Company hereby absolutely and unconditionally guarantees the prompt and punctual payment and performance when due by Resources of all Resources’ obligations hereunder.

          IN WITNESS WHEREOF, each of the parties hereto has executed this Employment Agreement under seal as of the date and year first above written.

Ultra Petroleum Corp., and its Subsidiaries For the Company Board
Witness:
By: /s/ Rebecca Townsend	By:	/s/ Dr. Charles Helton
Dr. Wm. Charles Helton
		Title:	Chairman, Compensation Committee

	By:	/s/ Michael D. Watford
Michael D. Watford